Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY REPURCHASES

APPROXIMATELY 6.2 MILLION SHARES OF COMMON STOCK

PURSUANT TO ACCELERATED STOCK BUYBACK ARRANGEMENT

SAN FRANCISCO, June 23, 2010 — Del Monte Foods Company (NYSE:DLM) (the “Company”) announced the purchase of approximately 6.2 million shares of its common stock in connection with an accelerated stock buyback arrangement (the “ASB”) with Goldman, Sachs & Co. (“Goldman Sachs”). The Company is purchasing these shares as part of its 3-year, $350 million share repurchase program, that it announced two weeks ago.

“Repurchasing shares is consistent with our confidence in Del Monte’s long-term growth prospects,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “As we evaluated our alternatives, we concluded that an accelerated stock buyback program was an effective avenue to return value to shareholders. Importantly, we are able to do this while achieving our leverage targets, continuing to invest in our business, and increasing our quarterly dividend by 80%. We feel good very good about the health of the business and our future.”

Under the ASB, the Company will pay $100 million to Goldman Sachs from available cash on hand on June 25, 2010 to purchase outstanding shares of its common stock, and it will receive a substantial majority of the shares expected to be delivered under the ASB on that date.

The ASB has enabled the Company to repurchase the approximately 6.2 million shares immediately. The specific number of shares that the Company ultimately will repurchase in this transaction will be based generally on the average of the daily volume-weighted average share price of the Company’s common stock over the duration of the transaction and is subject to other adjustments pursuant to the terms and conditions of the ASB.

The ASB contemplates that final settlement is expected to occur in September 2010, although the completion date may be accelerated or extended. At settlement, the Company may be entitled to receive additional shares of its common stock from Goldman Sachs or, under certain circumstances, may be required to deliver shares or make a cash payment (at its option) to Goldman Sachs.

The purchased shares will be held in treasury.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2010. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry-Outs® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn®, and other brand names. The Company also produces and distributes private label pet products and food products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.TM

Forward-Looking Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the future purchases of the Company’s common stock by Goldman Sachs, the Company’s financial and other settlement obligations to Goldman Sachs, the expected completion dates of the purchases, and the Company’s plans with respect to the purchased shares. Factors that could affect the ASB include changes in the market price of Del Monte common stock, uncertainty regarding the ultimate number of shares to be purchased under the ASB and the Company’s cost therefor, the occurrence of certain events specified in the ASB that could give rise to a right to terminate the ASB early and to changes in the respective settlement obligations of each of the Company and Goldman Sachs. Additional factors are described in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

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CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Christina Um Del Monte Foods (415) 247-3382 investor.relations@delmonte.com